FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. RECEIVES NOTICE FROM NASDAQ DUE TO LATE FILING OF FORM 10-Q

SECAUCUS, NJ, September 18, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) announced today that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the Company’s receipt of a Nasdaq Staff Determination letter dated September 15, 2006. The letter states that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14) and, therefore, its common stock is subject to delisting. The letter was issued in accordance with Nasdaq procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2006 with the Securities and Exchange Commission. Pending a decision by the Panel, the Company’s common stock will remain listed on The Nasdaq Stock Market.  However, there can be no assurance that the Panel will grant the Company's request for continued listing.

On September 7, 2006, the Company announced it would delay the filing of its Quarterly Report on Form 10-Q to allow the Company time to complete an analysis of the accounting treatment for its past stock option grants and to determine the extent of any corrections that may be required to its previously reported financial results.

The Company is committed to resolving these issues as quickly as possible and will make a further announcement regarding its analysis of stock options and the extent of any necessary corrections to its financial statements as soon as additional information is available.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of August 26, 2006, the Company owned and operated 827 The Children’s Place stores and 325 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Susan Riley, Chief Financial Officer, (201) 558-2400 Susan LaBar, Investor Relations Analyst, (201) 453-6955

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